-------------------------------------------------------------------------------

SEC 2069
(11-01)             Potential persons who are to respond to the collections of
Previous            information contained in this form are not required to
versions            respond unless the form displays a currently valid OMB
obsolete            control number.

-------------------------------------------------------------------------------
                                        ------------------------------
           United States                        OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION      ------------------------------
      Washington, D.C. 20549            OMB Number: 3235-0167
                                        ------------------------------
                                        Expires: October 31, 2004
                                        ------------------------------
              Form 15                   Estimated average burden
                                        hours per response ....1.50
                                        ------------------------------

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number 001-13832
                                                                    ---------

                       TERRA NOVA (BERMUDA) HOLDINGS LTD.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

     Richmond House 2nd Floor, 12 Par-la-Ville Road, Hamilton HM08 Bermuda
                                 (441) 292-7731
-------------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           7.0% Senior Notes due 2008
-------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)
                                      None
-------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i) [_]          Rule 12h-3(b)(1)(i) [X]
          Rule 12g-4(a)(1)(ii)[_]          Rule 12h-3(b)(1)(ii)[_]
          Rule 12g-4(a)(2)(i) [_]          Rule 12h-3(b)(2)(i) [_]
          Rule 12g-4(a)(2)(ii)[_]          Rule 12h-3(b)(2)(ii)[_]
                                          Rule 15d-6 --------- [_]

Approximate number of holders of record as of the certification or notice date:
          0
------------------------

Pursuant to the requirements of the Securities Exchange Act of 1934, Terra Nova (Bermuda) Holdings Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    June 28,  2002                 BY:   /s/Andrew J. Davies
     -------------------------------       ------------------------------------
                                           Name:  Andrew J. Davies
                                           Title: Finance Director

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. There registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.